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                                                                   EXHIBIT 10.11

                            INDEMNIFICATION AGREEMENT

                            OF JEONG-HYUN LEE, PH.D.

      This Indemnification Agreement (this "AGREEMENT") is made as of July 11, 2005 by Jeong-Hyun Lee, Ph.D., an individual residing in the Republic of Korea ("DR. LEE") to iCurie, Inc., a Nevada corporation (the "COMPANY"):

      A. I, Dr. Lee, hereby represent that I am the Chief Technology Officer ("CTO") of iCurie Lab Holdings, Ltd. (the "UK COMPANY") and immediately prior to the Exchange (as defined herein), was a majority shareholder in the UK Company.

      B.    I hereby acknowledge the following:

            1. That as of the date hereof, (i) the Company acquired all the stock of the UK Company from the shareholders thereof (including myself), as more specifically set forth in that certain Share Exchange Agreement by and among the Company, the UK Company and certain additional parties (the "EXCHANGE"),
                  (ii) immediately following the Exchange, I became CTO and a significant shareholder of the Company, and (iii) immediately following the Exchange, the Company will issue for cash up to $15.4 million Preferred A shares (the "OFFERING").

            2.    That I will gain a substantial benefit if the Offering closes.

            3. That the UK Company owns an 80.2% equity interest in iCurie Lab, Inc., a corporation formed under the laws of the Republic of Korea ("iCurie Korea"), and that I am the Chief Executive Officer of iCurie Korea.

            4. That I have been the UK Company's sole representative in informal discussions with the minority shareholders of iCurie Korea (the "Minority Shareholders") to purchase their 19.8% equity interests in iCurie Korea (the "Minority Equity").

            5. That the Company's ability (directly or through the UK Company, its wholly-owned subsidiary following the Exchange) to acquire the Minority Equity is important to closing the Offering.

      C. Based on the foregoing, I hereby represent and warrant to the Company that the Company (directly or through a subsidiary) will be able to acquire all of the Minority Equity from the Minority Shareholders for no greater than $2,200,000 USD. Furthermore, I covenant to the Company that if the purchase price of the Minority Equity exceeds $2,200,000 USD, then I will personally indemnify the Company for any amount the Company pays in excess of $2,200,000 USD to acquire the Minority Interest.

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      D.    In furtherance of and as security for the indemnification obligation set forth herein, I hereby pledge one million (1,000,000) common shares of the Company owned by me as of the date hereof, as more fully set forth in the Stock Pledge Agreement set forth as Exhibit
            A.

      E. I hereby acknowledge that the UK Company and the Company has relied and will rely on my representations, warranties, and covenants in this Agreement in preparing the Offering materials and closing the Offering, and that this Agreement and the indemnifications provisions set forth herein are enforceable by law against me. I further acknowledge that, but for this Agreement, the Company will not make any statements, representations, warranties or covenants to the investors about the possibility, probability or feasibility of acquiring the Minority Equity, the absence of which would significantly affect the Offering.

                                              "DR. LEE"

                                              /s/ Jeong Hyun Lee
                                              ----------------------------------
                                              Jeong-Hyun Lee, Ph.D., personally

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